SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report: November 24, 2014

Omagine, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act;

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act;

[ ] Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities

On November 20, 2014, Omagine Inc. (the “Company”) issued and sold an aggregate of 400,000 restricted shares of its common stock (the “Restricted Shares”) to two non-U.S. accredited investors who are citizens and residents of the State of Qatar (the “Qatari Investors”) for aggregate proceeds to the Company of $800,000.

One such Qatari Investor purchased 150,000 Restricted Shares at $2.00 per share for an aggregate purchase price of $300,000 and the other such Qatari Investor purchased 250,000 Restricted Shares at $2.00 per share for an aggregate purchase price of $500,000.

Item 8.01 – Other Events

On October 2, 2014 (the “Execution Date”), the Company’s 60% owned subsidiary, Omagine LLC (“LLC”) signed a Development Agreement (“DA”) with the Ministry of Tourism of Oman for the development in Oman by LLC of the Omagine Project.

The date the DA is ratified by the Ministry of Finance of Oman (the “Effective Date”) will mark the beginning of the time period within which LLC is required pursuant to the DA to develop and build a portion of the Omagine Project (the “Minimum Build Obligation”).

The DA specifies that the Effective Date shall occur within 90 days of the Execution Date (i.e. by December 31, 2014) but it may occur at any time between the date hereof and December 31, 2014. In anticipation of the upcoming Effective Date, management has undertaken a flurry of activities associated with the financing, master planning, engineering, design and construction efforts for the Omagine Project as well as the land valuation of the Omagine site and multiple initial activities connected with the organizational ramp-up of Omagine LLC’s activities in Oman. The Company plans to continue to regularly advise its shareholders as various material milestones in the Omagine Project’s development are realized.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: November 24, 2014	By:	/s/ Frank J. Drohan,
Frank J. Drohan, Chairman of the Board,
President and Chief
Executive Officer